Gemalto clarifies its offer
to the holders of Wavecom OCEANEs
•	The offer explicitly values each Wavecom OCEANE at €31.30

•	The price offered for each Wavecom share remains at €7
Meudon, Friday October 17, 2008 — Gemalto (Euronext NL0000400653 — GTO) the world leader in digital security, today announces a modification of the terms of its offer to the holders of Wavecom OCEANEs, in order to clarify its offer.
Each Wavecom OCEANE is now valued at €31.30, plus the accrued but unpaid interest thereon, i.e. the price that the holders of Wavecom OCEANEs can also obtain directly from Wavecom upon redemption of their OCEANEs in case of change of control, in accordance with the change of control provision of the terms and conditions of the OCEANEs.
In case of successful completion of the offer where Gemalto holds at least 50.01% of the Wavecom shares, Gemalto intends to request from Wavecom the early redemption of the OCEANEs it will have received, under the same conditions of €31.30 plus the accrued but unpaid interest thereon, in accordance with the change of control provision of the terms and conditions of the OCEANEs. OCEANEs not tendered in the offer would still be redeemable, in accordance with their terms, at this same price, by Wavecom.
In case the offer is not successfully completed, the Wavecom OCEANEs tendered in Gemalto’s offer will be returned to their holders.
The offer for Wavecom shares, which values each Wavecom share at €7, is maintained unchanged.

Investor Relations	Emlyn Korengold

Vincent Biraud	TBWA Corporate

M.: +33(0) 6 08 48 33 23	T. : +33 (0) 6 08 21 93 74

vincent.biraud@gemalto.com	emlyn.korengold@tbwa-corporate.com

Corporate Communication

Rémi Calvet

M.: +33(0) 6 22 72 81 58

remi.calvet@gemalto.com

Gemalto Offer for Wavecom	Page 2 of 4

About Gemalto
Gemalto (Euronext NL 0000400653 GTO) is the leader in digital security with 2007 annual revenues of over €1.6 billion, more than 85 offices in 40 countries and about 10,000 employees including 1,300 R&D engineers. In a world where the digital revolution is increasingly transforming our lives, Gemalto’s solutions are designed to make personal digital interactions more convenient, secure and enjoyable
Gemalto provides end-to-end digital security solutions, from the development of software applications through design and production of secure personal devices such as smart cards, subscribers’ identification modules (SIM’s), e-passports and tokens to the deployment of managed services for its customers. More than a billion people worldwide use the company’s products and services for telecommunications, financial services, e-government, identity management, multimedia content, digital rights management, IT security, mass transit and many other applications.
As the use of Gemalto’s software and secure devices increases with the number of people interacting in the digital and wireless world, the company is poised to thrive over the coming years. For more information, please visit www.gemalto.com.
Additional Information
The tender offers described here, which have not yet commenced, will be made for the shares, ADSs and convertible bonds (OCEANEs) of Wavecom. This press release is not an offer to buy or the solicitation of an offer to sell any Wavecom securities. The solicitation and the offer to buy the shares, ADSs and convertible bonds of Wavecom will be made only pursuant to the offer to purchase and related materials that Gemalto has filed with the French Autorité des marchés financiers (“AMF”) as a note d’information only at the time of the launching of the offer pursuant to French laws and regulations, and the Tender Offer Statement on Schedule TO Gemalto intends to file with the U.S. Securities and Exchange Commission (the “SEC”). Wavecom security holders and other investors should read carefully such offer materials prior to making any decisions with respect to the tender offers because these documents contain, or will contain, important information, including the terms and conditions of the tender offer. Wavecom security holders and other investors will be able to obtain copies of these tender offer materials and any other documents filed with the AMF from the AMF’s website (http://www.amf-france.org.), and with the SEC, from the SEC’s website (http://www.sec.gov), in each case without charge. Such materials filed by Gemalto will also be available for free at Gemalto’s website (http://www.gemalto.com).
Forward-looking statements
This communication contains certain statements that are neither reported financial results nor other historical information and other statements concerning Gemalto. These statements include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, events, products and services and future performance.

Gemalto Offer for Wavecom	Page 3 of 4

Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates” and similar expressions. These and other information and statements contained in this communication constitute forward-looking statements for purposes of applicable securities laws. Although management of the company believes that the expectations reflected in the forward-looking statements are reasonable, investors and security holders are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of the companies, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements, and the companies cannot guarantee future results, levels of activity, performance or achievements. Factors that could cause actual results to differ materially from those estimated by the forward-looking statements contained in this communication include, but are not limited to: the ability of the companies to integrate according to expectations; the ability of the company to achieve the expected synergies from the combination; trends in wireless communication and mobile commerce markets; the company’s ability to develop new technology and the effects of competing technologies developed and expected intense competition generally in the companies’ main markets; profitability of expansion strategy; challenges to or loss of intellectual property rights; ability to establish and maintain strategic relationships in their major businesses; ability to develop and take advantage of new software and services; the effect of the combination and any future acquisitions and investments on the companies’ share prices; and changes in global, political, economic, business, competitive, market and regulatory forces. Moreover, neither the companies nor any other person assumes responsibility for the accuracy and completeness of such forward-looking statements. The forward-looking statements contained in this communication speak only as of the date of this communication and the companies are under no duty, and do not undertake, to update any of the forward-looking statements after this date to conform such statements to actual results, to reflect the occurrence of anticipated results or otherwise.

Gemalto Offer for Wavecom	Page 4 of 4